UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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Sharper Image Corporation

(Name of Registrant as Specified in its Charter)

Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, LLC, C4S & Co., L.L.C., Ramius Advisors, L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC and Admiral Advisors, LLC, Michael Glazer, David R. Glew, Peter M. Weil and Andrea Weiss

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KNIGHTSPOINT GROUP DISCLOSES 12.8% OWNERSHIP OF SHARPER IMAGE;

PROPOSES TURNAROUND PLAN AND SEVEN NOMINEES TO REPLACE BOARD

NEW YORK, March 9, 2006 -- The Knightspoint Group today disclosed that it beneficially owns approximately 1.9 million common shares, or 12.8% of the outstanding common shares, of Sharper Image Corporation (NASDAQ: SHRP) and has delivered written notice to the Company of its intent to nominate seven directors to replace the existing Board at the 2006 Annual Meeting. The Knightspoint Group (“Knightspoint”) consists of Knightspoint Partners LLC, Ramius Capital Group, LLC and various other entities and individuals detailed in its 13-D filing.

Knightspoint proposes to implement an aggressive operational and cultural turnaround plan to materially improve the Company’s financial performance and future prospects. Knightspoint believes Sharper Image has been slow to respond to changing market dynamics, has inefficiently deployed financial and other resources, and has pursued a flawed new product development and merchandising strategy that has led to undue reliance on a narrow set of key product categories.

Sharper Image’s diluted EPS fell from $1.51 for the year ended January 31, 2004 to a loss of $0.44 in the 12 months ending October 31, 2005, with far larger losses likely to be reported for the year ended January 31, 2006, in light of large declines in total sales and same store sales in the fourth quarter. This unacceptable performance accelerated last month with total February sales and same store sales plummeting 33% and 31%, respectively, versus the same period last year.

Director nominee Jerry W. Levin said: “Sharper Image is a great consumer brand, historically providing consumers with innovative, quality products. However, the Company’s results have demonstrated that its strategy has stagnated. My experience has been in successfully restoring underperforming consumer brands to positions of growth and profitability. These brands have included most recently Sunbeam ®, Oster ®, Mr. Coffee ®, First Alert ® and Coleman ® and past successes include Revlon ® and Häagen Dazs ®. I and the other Knightspoint director nominees believe that by focusing on consumer wants and needs and implementing an active and disciplined new product process as well as a sophisticated consumer communications strategy, Sharper Image can greatly improve its performance and return to being a profitable growth company.”

Mr. Levin has agreed to assume one or more of the roles of lead outside director, Chairman, and/or interim Chief Executive Officer if the Knightspoint Board slate is elected and a mutually acceptable agreement with the Company is reached. Any future compensation arrangement between Mr. Levin and the Company would be negotiated solely on an arms length basis between Mr. Levin and the Company.

Knightspoint’s Board nominees intend to refocus the Company’s strategy by:

•	Creating a consumer-focused product development process to meet the specific needs of various lifestyle and demographic groups
•	Formulating new merchandising and marketing strategies
•	Reducing and redirecting marketing spending
•	Reducing overhead and tightly managing product costs
•	Eliminating significant quantities of slow moving and obsolete inventory
•	Focusing capital spending and deferring store expansion.
•	Enhancing internal communications and broadening decision-making authority
•	Implementing new executive compensation policies that align the interests of the Board of Directors, executive management and employees with the interests of stockholders

Knightspoint’s director nominees have outstanding operational and financial credentials, a track record of engineering similar turnarounds, and the judgment, experience, and energy needed to implement these measures. They are:

Michael Glazer

Mr. Glazer has been President of Team Neu since August 2005. He was President and Chief Executive Officer of KB Toys from 1996 to 2005. He was previously President of the Bombay Company. He is also a Director of Stage Stores, Inc. and previously served as a Director of Brookstone and Big Lots (formerly Consolidated Stores).

David Glew	Mr. Glew is a consultant to Sony Music—Epic Records. From 1988 to 2003, he was President and Chairman of Epic Records—Sony Music.
Michael S. Koeneke

Mr. Koeneke is a Managing Member and co-founder of Knightspoint Partners LLC. From 1997 through 2002, Mr. Koeneke was co-head and then Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co., Inc. Mr. Koeneke is a director of CPI Corp.

Jerry W. Levin

Mr. Levin is Chairman and CEO of JW Levin Partners LLC, a management and investment firm. From 1998 to 2005, he was Chairman and CEO of American Household, Inc. (formerly Sunbeam Corporation). He was previously Chairman and CEO of Revlon, Inc. and held senior executive positions with The Pillsbury Company, where he led several operating units, including Haagen-Dazs and restaurants including Burger King, Steak & Ale, Bennigan’s, Chart House, and Godfather’s Pizza. He is a director of US Bancorp, Ecolab, Inc., and Wendy’s International Inc.

David M. Meyer

Mr. Meyer is a Managing Member of Knightspoint Partners LLC. Since 2004, he has been Chairman of the Board of Directors of CPI Corp. and in 2004-2005 was a member of the interim Office of the Chief Executive. From 1995 to 2002, Mr. Meyer served in various capacities at Credit Suisse First Boston including as a director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office.

Peter M. Weil

Mr. Weil is Partner of Lighthouse Retail Group LLC, a consulting firm specializing in improving operating and positioning strategies for retailers. From 1996 to 2004, he was Senior Vice President/Director of Retail Forward (formerly PriceWaterhouseCoopers’ retail consulting group). He previously held Senior Vice President positions with Macy's, Marshalls and J Baker/Morse Shoe in merchandising and supply chain management.

Andrea Weiss

Ms. Weiss has been President and CEO of Retail Consulting, LLC, a retail consulting firm, since 2002. She was previously President of dELiA*s Corp., a multi-channel retailer focused on teenage girls and young women. From 1998 to 2001, she was Executive Vice President and Chief Stores Officer of Limited Brands, Inc., the parent company of Victoria’s Secret, Limited, Express, and Bath & Body Works. She is a Director of CBRL Group, Inc., eDiets.com, Inc and Tabi International and previously served as a Director of Brookstone, Inc. and dELiA*s Corp.

About Knightspoint

Knightspoint Partners LLC is an investment firm that takes active positions in undervalued public companies and, as necessary, pursues value-creating change.

About Ramius Capital Group, LLC

Ramius Capital Group is a registered investment advisor that manages assets of $7.3 billion in a variety of alternative investment strategies. Through Starboard Value and Opportunity Master Fund Ltd. and Parche LLC, Ramius Capital Group invests primarily in the securities of U.S. public companies that are believed to be undervalued. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

Investor contact:

Knightspoint Partners – David Meyer or Michael Koeneke – 212-786-6050

Media contact:

Citigate Sard Verbinnen – Hugh Burns or Dan Gagnier – 212-687-8080

Additional Information:

Knightspoint will file a proxy statement in connection with the Company’s 2006 annual meeting of stockholders. Sharper Image stockholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Knightspoint with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement may also be requested (when available) by writing to our proxy solicitor, Innisfree M&A Incorporated at 501 Madison Avenue, New York, NY 10022.

Some of the statements contained in this release may constitute "forward-looking statements," which, for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Sharper Image could differ materially from those anticipated by these forward-looking statements. There can be no assurance that the Knightspoint Group or its nominees will succeed in their efforts to turn Sharper Image around.

The Knightspoint Group and the director nominees described above who are not members of the Knightspoint Group are participants in a solicitation of proxies in connection with Sharper Image Corporation’s 2006 annual meeting of stockholders. Information regarding these participants and their interests in the Company is contained in a filing on Schedule 14A made by the Knightspoint Group and the director nominees with the Securities and Exchange Commission on March 9, 2006.  A copy of that Schedule 14A is currently available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

# # #

Information from Schedule 13D:

On March 9, 2006, the Knightspoint Group jointly filed a Schedule 13D with the Securities and Exchange Commission (the “Schedule 13D) with respect to the Common Stock of the Company. In addition, although they do not affirm their membership in the group that is composed of, and affirmed by, the Knightspoint Group, each of Michael Glazer, David R. Glew, Peter M. Weil and Andrea Weiss joined in the filing of the Schedule 13D. The following discussion appeared in the Schedule 13D and may be deemed to be a solicitation under Regulation 14A:

On March 6, 2006, Knightspoint Partners II, L.P. delivered a written notice to the Company pursuant to the Company's By-laws indicating its intent, among other things, to introduce proposals at the Company’s 2006 annual meeting of stockholders to nominate seven persons to the board of directors of the Company and amend the Company’s By-laws to fix the number of directors at seven and to permit stockholders of the Company to fill vacant directorships and newly created directorships. The Knightspoint nominees to the board of directors of the Company include (collectively, the “Director Nominees”):

Michael Glazer

Mr. Glazer has been President of Team Neu since August 2005. He was President and Chief Executive Officer of KB Toys from 1996 to 2005. He was previously president of the Bombay Company. He is also a Director of Stage Stores, Inc. and previously served as a Director of Brookstone and Big Lots (formerly named Consolidated Stores). Mr. Glazer is 57 years old.

David Glew	Mr. Glew is currently a consultant to Sony Music—Epic Records. Mr. Glew was the President and Chairman of Epic Records—Sony Music from 1988 to 2003. Mr. Glew is 66 years old.

Michael S. Koeneke

Mr. Koeneke is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. From 1997 through 2002, Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co., Inc. Mr. Koeneke is a director of CPI Corp. Mr. Koeneke is 59 years old.

Jerry W. Levin

Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm. From 1998 to 2005, he was Chairman and Chief Executive Officer of American Household, Inc. (formerly named Sunbeam Corporation). He was previously Chairman and CEO of Revlon, Inc. and held senior executive positions with The Pillsbury Company. While at Pillsbury, he led several operating units, including Haagen-Dazs, and the firm’s restaurant group composed of Burger King, Steak & Ale, Bennigan’s, Chart House, and Godfather’s Pizza. Mr. Levin currently serves on the Board of Directors of US Bancorp, Ecolab, Inc. and Wendy’s International Inc. Mr. Levin is 61 years old.

David M. Meyer

Mr. Meyer is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. Since 2004, Mr. Meyer has served as Chairman of the Board of Directors of CPI Corp. and served, from 2004 to 2005, as a member of the interim Office of the Chief Executive. From 1995 to 2002, Mr. Meyer served in various capacities at Credit Suisse First Boston including as a director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office. Mr. Meyer is 37 years old.

Peter M. Weil

Mr. Weil is Partner of Lighthouse Retail Group LLC, a consulting firm specializing in improving operating and positioning strategies for retailers. From 1996 to 2004, Mr. Weil served as Senior Vice President/Director of Retail Forward (formerly, PriceWaterhouseCoopers’ retail consulting group). Mr. Weil previously held Senior Vice President positions with Macy's, Marshalls and J Baker/Morse Shoe in merchandising and supply chain management. Mr. Weil is 54 years old.

Andrea Weiss

Ms. Weiss has been the President and CEO of Retail Consulting, LLC, a retail consulting firm, since 2002. From 2001 to 2002, she was President of dELiA*s Corp., a multi-channel retailer focused on teenage girls and young women. From 1998 to 2001, she was Executive Vice President and Chief Stores Officer of Limited Brands, Inc. (formerly Limited, Inc. and Intimate Brands, Inc.), the parent company of Victoria’s Secret, Limited, Express, and Bath & Body Works. She is also a Director of CBRL Group, Inc., eDiets.com, Inc and Tabi International and previously served as a Director of Brookstone, Inc. and dELiA*s Corp. Ms. Weiss is 50 years old.

In addition, Mr. Levin has indicated his willingness to assume one or more of the positions of lead outside director, Chairman and/or interim Chief Executive Officer of the Company depending on the outcome of Knightspoint’s proposals and other circumstances and the negotiation of a mutually acceptable compensation agreement with the Company. However, there is no agreement as to the terms of any such future arrangement. Any future compensation arrangement between Mr. Levin and the Company would be negotiated solely on an arms length basis between Mr. Levin and the Company.

The Company’ operating performance over the past two years has been dismal with diluted EPS declining from $1.51 for the year ended January 31, 2004 to a loss of $0.44 in the twelve months to October 31, 2005 with far larger losses likely to be reported for the year ended January 31, 2006 on the basis of large sales and same-store sales declines experienced in the recently completed fourth quarter. This unacceptable performance has accelerated during February 2006 with total sales and same store sales plummeting 33% and 31%, respectively, versus the same period last year.

The Knightspoint Group believes the Company suffers today from a legacy of poor Board oversight that has made the Company slow to respond to changing market dynamics, resulted in inefficient allocations of corporate resources and led to an undue reliance on a couple of key product categories. In particular, the Knightspoint Group believes the Company’s operating performance has been hurt by:

•              excessive and misdirected advertising spending that, based on market observations, appears to be inadequately supported either by rigorous analysis or the sophisticated segmentation techniques employed by the most successful marketers;

•              the lack of a systematic product development and merchandising effort which, by making product placement in the stores and catalogs more susceptible to blind intuition or personal bias, has led, in our view, to an uninspired and less productive overall product portfolio as shown by the rapid sales declines;

•              overly centralized control and inefficiently structured field-level incentives that we believe have inhibited corporate-wide decision-making and restrained store-level, productivity; and

•              lack of financial discipline that has resulted in an unduly high corporate cost structure and significant inventory management issues.

The Knightspoint Group believes the Company has potential for restored profitability and growth based on its strong brand, attractive store locations, multi-channel selling capability, and extensive database of past and present customers. The Knightspoint Group nominees intend to set a new course for the Company and develop structures to support effective execution of new strategies in marketing, product development/customer research, merchandise sourcing, planning and allocation, store operations, and inventory management. We believe the following specific actions should be implemented promptly:

•              Reduce corporate overhead, tightly manage product costs, and improve store level productivity. We believe that significant decreases in headquarters and administrative headcount can be accomplished without jeopardizing Company operations. A study of gross margins should be undertaken quickly to determine whether significant improvement is possible through tighter vendor management and a streamlined distribution system. Store level productivity and efficiency can be enhanced by, for example, realigning the merchandising mix to emphasize solutions to consumer needs, implementing better store operating systems, and closing marginally productive locations. We also believe that replacing primarily commission compensation for store level employees with a more balanced compensation system that aligns the objectives of the employees with those of the Company as well as implementing aggressive benchmarking and best practice sharing programs will help drive substantial gains in labor efficiency, management of controllable expenses, merchandise display, customer outreach, customer service and average transaction size.

•              Reduce and redirect marketing spending to drive substantial improvement in advertising productivity. We believe that the Company should dramatically reduce infomercial advertising, reduce and improve the efficiency of catalog spending, and redirect advertising funds to a mix of new products and imagery that promotes Sharper Image as a high quality, innovative and fun place to shop. In particular, the Company’s customer database should be mined and leveraged to result in fewer, smaller and more targeted mailings with a much higher success rate. In addition, we believe the Company could generate an outsized return from reallocating a modest amount of additional resources to internet and email advertising and public relations programs.

•              Formulate new merchandising and marketing strategies directed at addressing the dramatic sales volume declines occurring since last year. We believe the store level merchandise mix must be adjusted to emphasize solutions to consumer needs rather than clusters of gadgets. Store layout and merchandising should be simplified and organized thematically to enhance the customer shopping experience and facilitate cross-selling.

•              Create a consumer-focused product development process emphasizing products that meet the specific needs of the various lifestyle and demographic groups within the Company’s customer base. Extensive analysis of the Company’s existing consumer research, including leveraging the database of catalog customer preferences, along with new targeted studies will be necessary to uncover meaningful consumer insights. A fiscally responsible and time sensitive commercialization process will be implemented. The result should be a more consistent stream of successful new product introductions.

•              Implement new executive compensation policies that align the interests of the Company’s stockholders with those of the board of directors, executive management and employees. We believe that a significant portion of the compensation paid to management and the board of directors should consist of restricted stock and that bonuses for management should be tied to the achievement of specific, measurable financial milestones.

•              Enhance internal communication and broaden decision-making authority throughout the Company. We believe strengthening management resources of the company both functionally and by business, improving the flow of information within and between all employee levels, and holding employees accountable for results will speed and improve decision-making.

•              Eliminate what we believe are significant quantities of slow moving and obsolete inventory. Rapid elimination of this inventory, even at diminished prices, will save warehousing costs, administrative costs and interest expense while enabling the Company to more quickly implement new and exciting merchandising strategies. We believe this can be accomplished through the Company’s own outlet stores and shipment to non-disruptive markets.

•              Rein in capital spending and defer store expansion pending changes in marketing and merchandise mix but evaluate the potential of alternative channels of distribution that may be pursued without diluting the brand. We believe the focus for the near term needs to be on cash flow preservation and an overhaul of the Company’s merchandising and marketing programs.

In addition to the foregoing, the members of the Knightspoint Group routinely monitor the performance of their investments in the Company. In this connection, the members of the Knightspoint Group intend to continuously evaluate the Company's business, financial condition, operating results, capital structure, management, stock market performance, competitive outlook and other relevant factors. As part of such evaluations, the members of the Knightspoint Group have and may in the future seek the views of, hold active discussions with and respond to inquiries from members of the board of directors, officers or representatives of the Company, stockholders of the Company, and other persons regarding the Company's affairs and strategic alternatives. Depending on such evaluations, the members of the Knightspoint Group may, at any time and from time to time, purchase additional shares of Common Stock or may dispose of any and all shares of Common Stock held by them. The members of the Knightspoint Group may from time to time develop plans, or have discussion with third parties, respecting, or propose changes in, the management, composition of the board of directors, policies, operations, capital structure or business of the Company, including a possible recapitalization or sale of the Company. In connection with these and other plans or proposals that the Knightspoint Group may develop, the members of the Knightspoint Group may conduct investigations and, if warranted by such review, make and negotiate proposals to and with the Company concerning the matters addressed in the preceding sentence, and may enter into agreements with the Company in connection with those negotiations and proposals, including confidentiality and/or other arrangements.

Participant Information:

The Knightspoint Group and the Other Director Nominees described below who are not members of the Knightspoint Group may be deemed to be participants in a solicitation of proxies in connection with Sharper Image Corporation’s 2006 annual meeting of stockholders. A list of these participants and the shares of Sharper Image Corporation common stock beneficially owned by each of them is contained in this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

The Knightspoint Group is composed of Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, LLC, C4S & Co., L.L.C., Ramius Advisors, L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC and Admiral Advisors, LLC. Knightspoint and its members may be deemed to be participants in a solicitation of proxies in connection with the Company’s upcoming 2006 annual meeting of stockholders. In addition, although they do not affirm their membership in the group that comprises the Knightspoint Group, each of Michael Glazer, David R. Glew, Peter M. Weil and Andrea Weiss (collectively, the "Other Director Nominees") may be deemed to be participants with respect to the proposals set forth herein. These persons may have interests in the solicitation due to their nomination to the Company’s Board of Directors by the Knightspoint Group or their beneficial ownership of common stock (“Common Stock”) of Sharper Image Corporation (the “Company”). Each of the persons or entities who may be deemed to be participants in the solicitation are listed below, together with the number of shares of Common Stock beneficially owned by each of these persons as of March 8, 2006.

The Knightspoint Group and the Other Director Nominees collectively own an aggregate of 1,912,012 shares of Common Stock. As of the date hereof, the Knightspoint Group owns an aggregate of 1,909,012 shares of Common Stock. Each participant disclaims beneficial ownership of, and has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock deemed to be beneficially owned by the Knightspoint Group solely as a result of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended.

Knightspoint Partners II, L.P. beneficially owns an aggregate of 57,000 shares of Common Stock. By virtue of the relationships described herein, Knightspoint Partners LLC and Knightspoint Capital Management II LLC may both be deemed to have indirect beneficial ownership of the 57,000 shares of Common Stock held by Knightspoint Partners II, L.P. The General Partner of Knightspoint Partners II, L.P. is Knightspoint Capital Management II LLC. The sole Member of Knightspoint Capital Management II LLC is Knightspoint Partners LLC. Each of Michael Koeneke and David Meyer is a managing member of Knightspoint Partners LLC. In addition, by virtue of these relationships, Michael Koeneke and David Meyer may both be deemed to have indirect beneficial ownership of the shares of Common Stock held by Knightspoint Partners II, L.P.

Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 1,538,890 and 293,122 shares of Common Stock, respectively. The managing member of Parche, LLC is Admiral Advisors, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The sole member of Admiral Advisors, LLC is Ramius Capital Group, L.L.C. The managing member of Ramius Capital Group, L.L.C. is C4S & Co., L.L.C. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a managing member of C4S & Co., L.L.C. The officers and directors of Starboard Value and Opportunity Master Fund Ltd. are Mark Mitchell (Director), Jeffrey M. Solomon (Director), CFS Company Ltd. (Director) and CFS Corporation Ltd. (Secretary).

As the investment manager of Starboard Value and Opportunity Master Fund Ltd. and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

Michael Glazer beneficially owns an aggregate of 3,000 shares of Common Stock.

Jerry W. Levin beneficially owns an aggregate of 20,000 shares of Common Stock.

Additional Information:

Knightspoint will file a proxy statement in connection with the Company’s 2006 annual meeting of stockholders. Sharper Image stockholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Knightspoint with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement may also be requested (when available) by writing to our proxy solicitor, Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Some of the statements contained herein may constitute "forward-looking statements," which, for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Sharper Image Corporation could differ materially from those anticipated by these forward-looking statements. There can be no assurance that the Knightspoint Group or its nominees will succeed in their efforts to turn Sharper Image Corporation around.